UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13-G

Under the Securities Exchange Act of 1934
(Amendment No.  7 )*

STERLING FINANCIAL CORPORATION
(Name of Issuer)

$5.00 par value Common Stock
(Title of Class of Securities)

 859317 10 9
(CUSIP Number)


Check the following box if a fee is being paid with this statement |__|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes.)
CUSIP NO. 859317 10 9         13-G        Page 2 of 4 Pages

 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bank of Lancaster County Employees Stock Plan
     Federal ID #23-1131024

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) |___|
     (b) | X |

 3  SEC USE ONLY


 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     5  SOLE VOTING POWER

          --0--

     6  SHARED VOTING POWER

          478,258.157

     7  SOLE DISPOSITIVE POWER

          478,258.157

     8  SHARED DISPOSITIVE POWER

          --0--

     9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          478,258.157

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.1%

    12  TYPE OF REPORTING PERSON*

         EP
SCHEDULE 13-G
STERLING FINANCIAL CORPORATION
Page 3 of 4 Pages

Item 1 (a)  Name of Issuer:  Sterling Financial Corporation

Item 1 (b)  Address of Issuer's Principal Executive Office:

             525 Greenfield Road
             P.O. Box 10608
             Lancaster, PA  17605-0608

Item 2 (a)  Name of Person Filing:  Bank of Lancaster County
                                    Employees Stock Plan

Item 2 (b)  Address of Principal Business Office or, if none, Residence:

             525 Greenfield Road
             P.O. Box 10608
             Lancaster, PA  17605-0608

Item 2 (c)  Citizenship:  Pennsylvania
Item 2 (d)  Title of Class of Securities: $5.00 par value Common Stock

Item 2 (e)  Cusip Number:  859317 10 9

Item 3      Not applicable - This
            statement is filed pursuant to
            Rule 13d-1(c).

Item 4      Ownership:

       (a)  Amount Beneficially Owned:
            478,258.157

       (b)  Percent of Class:  8.1%

       (c)  Number of shares as to which
            such person has:

           (i) sole power to vote or to
               direct the vote:  0
          (ii) shared power to vote or to
               direct the vote:
                   478,258.157
         (iii) sole power to dispose or to
               direct the disposition of:
                   478,258.157
         (iv) shared power to dispose or
              to direct the disposition of:
                      0

Item 5      Ownership of Five Percent or
            Less of a Class:

              Not Applicable


Page 4 of 4 Pages


Item 6      Ownership of More than Five
            Percent on Behalf of Another
            Person:
              Not Applicable

Item 7   Identification and Classification
         of the Subsidiary:

              Not Applicable

Item 8   Identification and
         Classification of Members of the
         Group:

              Not Applicable

Item 9   Notice of Dissolution of Group:

              Not Applicable

Item 10  Certification:  Not Applicable
         - This statement is filed
         pursuant to Rule 13d-1(c).




                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             Bank of Lancaster County, N.A.
             Employees Stock Plan


             John E. Stefan

             John E. Stefan, Chairman of the Board, President and
             Chief Executive Officer


Date: January 30, 1995